February 25, 1997



PERSONAL AND CONFIDENTIAL

VIA FAX
303/706-1926

Mr. David A. Arvizu
8426 Green Island Circle
Littleton, CO   80134

Dear Dave:

We are pleased to extend this offer of employment to you as Senior Vice President-Marketing & Sales for local and regional markets with Peoples Telephone Company, Inc., ("Peoples"). The terms of your employment will be as follows:

1. Base Salary: You will receive a base salary of $140,000 per annum, which will be paid bi-monthly and reviewed annually.

2. Bonus: You will be eligible for an annual bonus of 50% of base salary for on-target performance. A percentage of this will be based on overall company performance and a percentage based on achievement of personal goals, to be mutually agreed in advance by the two of us. At that time, we will also establish criteria for over achievement of this bonus level. The bonus will be paid quarterly and trued-up at year-end.

3.Equity Plan: As a company executive, you will be eligible for participation in the company's Executive Stock Option Plan. Your anticipation in the plan will be at the rate of 80,000 options, vesting over 5 years, according to the following traunches; fair market value (at time of signing of this offer), $4.25, $5.25, $6.25, and $7.25, in equal traunches of 16,000 shares each.

4.Savings Plan: You will be eligible to participate in the Company's 401(k) savings plan, the details of which are enclosed, beginning January 1, 1998.

5.Vacation: In addition to company holidays, you will be eligible for three weeks' annual vacation.

Mr. David A. Arvizu
February 25, 1997
Page 2

6. Relocation: In lieu of a company relocation program, we will provide a sign-on bonus of $45,000 upon joining Peoples Telephone to apply toward relocating yourself and your family from Denver to Miami. Of course, we would be happy to provide any advice to help smooth the transition.

7. Benefit Plans: You will be eligible to participate in the Company's medical, disability, and life insurance plans, the details of which are enclosed.

8.Termination: Should your employment be terminated without cause ( cause' to be Peoples' standard definition of cause), you will be eligible for a termination payment equal to a half a year's base salary.

Dave, pursuant to our discussions, Neil, Alan and I are convinced that you will be effective on our team and that your leadership will significantly enhance our results. Moreover, we believe that you are our kind of person and that, together, we can build the kind of company with which we will be proud to be affiliated.

We hope that you will accept our offer of employment (contingent upon your successful completion of the drug test) by signing this letter and returning it to my attention by March 3. This offer is with the understanding that you devote your full time to the business of Peoples. We look forward to you joining our team on March 17.

Sincerely,



/s/ E. Craig Sanders
E. Craig Sanders


I accept this offer of employment as set forth in this letter.

/s/ David A. Arvizu                     February 25, 1997
David A. Arvizu

                                LETTER AGREEMENT

                         March 17, 1997



Mr. David A. Arvizu
Peoples Telephone Company, Inc.
2300 N.W. 89th Place
Miami, Florida  33172


Dear Mr. Arvizu:


          This is to confirm our agreement as further set forth herein that:

     1. Peoples Telephone Company, Inc. (the "Company") relies upon you and your expertise and wishes to continue to take advantage of and benefit from such experience and, therefore, wishes to enter into this Letter Agreement and you wish to enter into this Letter Agreement.

     2. The Company and you agree that in case of a "Change in Control" (as defined in Exhibit A attached hereto), if you are (a) terminated without cause by the Company or any successor thereof, for a period beginning three (3) months before and ending twelve (12) months after the Change of Control, (b) are asked to assume lesser duties and/or title or duties inconsistent with your current position without your consent or (c) the Company's corporate headquarters is moved or you are required to be based at any office or location other than that of the Company's present corporate headquarters which change of location would require you to commute more than fifty (50) miles in excess of your commute prior to such change ("Termination Date"), in addition to any other benefits due you from the Company and without affecting any such other compensation or benefits owed to you, the Company shall pay you within five (5) days of such Termination Date as severance pay (i) a lump sum amount equal to fifty percent (50%) of your annual base salary at the highest rate in effect during the twelve
(12) months immediately preceding the Termination Date plus (ii) any bonus you may be eligible for under any Company bonus plan (such amount to be paid as if any and all goals and conditions to such bonus payment had been met) plus (iii) all options granted to you by the Company shall vest if not already vested (and shall not be subject to any thirty (30) day exercise rule unless exemption from such rule shall be prohibited by the plan under which such options were granted).

Mr. David A. Arvizu
Peoples Telephone Company, Inc.
March 17, 1997
Page 2


     3. This Letter Agreement shall be binding upon the Company and any successors and assigns thereof.

     4. Termination for cause for purposes of this letter, and the Company's offer letter of February 25, 1997 previously delivered to you, shall be defined as: (1) conviction of a felony; (2) engages in one or more acts of fraud or moral turpitude; (3) misappropriates Company assets; (4) engages in misconduct injurious to the Company; and (5) if the Board determines you have materially and willfully failed to perform your duties.

     Please sign in the space provided below and return this form to me.

                              Very truly yours,

                              PEOPLES TELEPHONE COMPANY, INC.


                              By: /s/ E. Craig Sanders
                                   E. Craig Sanders
                                   President/Chief Executive Officer


Agreed and Accepted
this 17th day of March, 1997:


/s/ David A. Arvizu
David A. Arvizu
Senior Vice President - Sales and Marketing

                                    EXHIBIT A


     For purposes of this Agreement, a "Change in Control" means:

          (1) the acquisition of beneficial ownership, direct or indirect, of equity securities of the Company by any person (as that term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) which, when combined with all other securities of the Company beneficially owned, directly or indirectly by that person, equals or exceeds 50% of (i) either the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company or any of its subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (iii) any acquisition by any corporation with respect to which, following such acquisition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

          (2) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation to which Rule 14a-11 of Regulation 14A promulgated under the Exchange Act applies or other actual or threatened solicitation of proxies or consents; or

          (3) approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

          (4) approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

     The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The "fair market value of the Company" shall be the aggregate market value of the then outstanding Company Common Stock (on a fully diluted basis) plus the aggregated market value of Company's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board of Directors shall determine is appropriate.